Exhibit 99.(k)(2)

iCapital Fund Advisors LLC

60 East 42nd Street

New York, New York 10165

As of        March 17, 2026

Morgan Stanley Private Markets and Alternatives Fund

60 East 42nd Street

New York, New York 10165

Re:          Amended and Restated Expense Reimbursement Agreement

Ladies and Gentlemen:

iCapital Fund Advisors LLC (the “Adviser”) and Morgan Stanley Private Markets and Alternatives Fund (the “Fund”) previously entered into that certain Expense Reimbursement Agreement, dated June 9, 2025 (the "Prior Agreement"). The Adviser and the Fund desire to amend and restate the Prior Agreement in its entirety as set forth below. Accordingly, the Adviser and the Fund agree as follows:

1.            Expense Reimbursement. For the period from the effective date the Fund's registration statement on Form N-2 (File No. 333-292406) and ending on the one-year anniversary thereof (the “Reimbursement Period”), subject to the terms hereof, the Adviser agrees that it will, with respect to the relevant month, pay, absorb or reimburse the Fund’s Management Fee (as such term is defined in the Fund’s registration statement filed on Form N-2) and the other operating expenses of the Fund as reflected in the “Other Expenses” row of the Fund’s fee table set forth in the Fund’s registration statement filed on Form N-2 (“Other Expenses”) to the extent that the Management Fee and Other Expenses in the aggregate equal or are less than 1.25% per annum of the Fund’s average daily net assets (the “Expense Reimbursement”). In each month in the Reimbursement Period, the Adviser shall directly reimburse the Fund in the amount of the Expense Reimbursement for any of the Fund’s fees and/or expenses. For purposes of this letter agreement, the average daily value of the Fund’s net assets will be determined in a manner consistent with the Fund’s prospectus.

2.            Term. This amended and restated letter agreement (this “Agreement”) will remain in effect throughout the Reimbursement Period, unless terminated by the Fund’s Board of Trustees upon thirty (30) days written notice to the Adviser. This Agreement may be renewed by the mutual agreement of the Adviser and the Fund for successive terms. Unless so renewed, this Agreement will terminate automatically at the end of the Reimbursement Period. This Agreement will also terminate automatically upon the termination of the Advisory Agreement unless a new investment advisory agreement with the Adviser (or with an affiliate under common control with the Adviser) becomes effective upon such termination. Section 2 of this Agreement shall survive any termination of this Agreement.

3.            Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

4.            Construction and Forum. This letter agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

5.            Counterparts. This letter agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

6.            Severability. If any one or more of the covenants, agreements, provisions or texts of this letter agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this letter agreement and shall in no way affect the validity or enforceability of the other provisions of this letter agreement.

ICAPITAL FUND ADVISORS LLC:

By:	/s/ Brian Hourihan
	Name:	Brian Hourihan
	Title:	Authorized Signatory

Accepted and Agreed:

MORGAN STANLEY PRIVATE MARKETS AND ALTERNATIVES FUND

By:	/s/ Nicholas Veronis
Name:	Nicholas Veronis
Title:	President

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